Exhibit 99.1

American Public Education Reports Fourth Quarter and Full Year 2024 Financial Results

Net Income & Adjusted EBITDA Exceeded Guidance, Driven by Improvement in APUS, Rasmussen and Hondros College of Nursing Segments

CHARLES TOWN, W.V. – March 6, 2025 -- American Public Education, Inc. (Nasdaq: APEI), a portfolio of education companies providing online and campus-based postsecondary education and career learning to over 125,000 students through four subsidiary institutions, has reported unaudited financial and operational results for the fourth quarter ended December 31, 2024.

Key Fourth Quarter 2024 Highlights

•	Consolidated revenue for Q4 2024 increased 7.4% year-over-year to $164.1 million.

•	Net income available to common stockholders in Q4 2024 was $11.5 million, essentially in line with net income available to common stockholders of $11.5 million in Q4 2023.

•	Net income per diluted common share in Q4 2024 was $0.63, compared to net income per diluted common share of $0.64 in Q4 2023.

•	Q4 2024 Adjusted EBITDA was $31.4 million compared to $25.7 million in Q4 2023.

Key Q1 and Full Year 2025 Guidance Highlights

•	Q1 2025 enrollments at Rasmussen, which were known at the end of Q4, increased to 14,500, or 6.8% compared to Q1 2024.

•	Establishing guidance for full year 2025 revenue of a range between $650 million and $660 million and Adjusted EBITDA between $75 million and $85 million.

Management Commentary

“We are very pleased with APEI’s full year 2024 results, with revenue growing 4% and Adjusted EBITDA growing 21% as compared to 2023,” said Angela Selden, President and Chief Executive Officer of APEI. “Additionally, in the fourth quarter of 2024, revenue, earnings per share and Adjusted EBITDA all exceeded the top end of our guidance.”

“As we look to 2025, we intend to simplify and strengthen both our military and healthcare divisions. As we close underperforming campuses, sell buildings and terminate several long-term contracts, we expect these changes to simplify our operating structure and improve our long-term financial results,” concluded Selden.

Fourth Quarter 2024 Financial Results

•	Total consolidated revenue for the three months ended December 31, 2024, was $164.1 million, an increase of $11.3 million, or 7.4%, compared to $152.8 million for the three months ended December 31, 2023. The increase in revenue was primarily due to a $4.9 million increase in revenue in our Rasmussen University (“RU”) Segment, a $3.2 million increase in our Hondros College of Nursing (“HCN”) Segment, and a $3.0 million increase in our American Public University System (“APUS”) Segment.

•	Total costs and expenses for the three months ended December 31, 2024, were $142.6 million, an increase of $5.7 million, or 4.2%, compared to $136.9 million for the three months ended December 31, 2023. The increase in costs and expenses for the three months ended December 31, 2024 was primarily driven by increases in employee compensation costs and information technology costs, partially offset by a decrease in advertising expense and depreciation and amortization costs.

•	Instructional costs and services expenses for the three months ended December 31, 2024, were $71.7 million, an increase of $0.9 million, or 1.3%, compared to $70.7 million for the three months ended December 31, 2023.

•	Selling and promotional expenses for the three months ended December 31, 2024, were $29.1 million, an increase of $2.3 million, or 8.6%, compared to $26.8 million for the three months ended December 31, 2023.

•	General and administrative expenses for the three months ended December 31, 2024, were $36.2 million, an increase of $4.9 million, or 15.6%, compared to $31.3 million for the three months ended December 31, 2023. The increase in general and administrative expenses is primarily due to increases in information technology costs and bad debt expense.

•	Net income available to common stockholders was $11.5 million, or $0.63 per diluted common share for the three months ended December 31, 2024, compared to net income of $11.5 million, or $0.64 per diluted common share, for the three months ended December 31, 2023.

•	Adjusted EBITDA was $31.4 million for the three months ended December 31, 2024, compared to $25.7 million for the three months ended December 31, 2023. Adjusted EBITDA excludes adjustment for stock compensation, loss on disposals of long-lived assets, loss on assets held for sale, and transition services costs.

Balance Sheet and Liquidity

•	Total cash, cash equivalents, and restricted cash were $158.9 million at December 31, 2024, compared to $144.3 million and December 31, 2023, representing an increase of $14.6 million, or 10.1%.

Registrations and Enrollment

	Q4 2024	Q4 2023	% Change
American Public University System[1]
For the three months ended December 31, Net Course Registrations	97,100	90,700	7.1%

Rasmussen University[2]
For the three months ended December 31, Total Student Enrollment	14,600	14,100	3.5%

Hondros College of Nursing[3]
For the three months ended December 31, Total Student Enrollment	3,700	3,100	19.3%

1.	APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.

2.	RU Total Student Enrollment represents students in an active status as of the full-term census or billing date.

3.	HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

First Quarter and Full Year 2025 Outlook

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI's earnings conference call and presentation for further details.

	First Quarter 2025 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	100,500 to 102,000	1.5% to 3%
HCN Student enrollment	3,600	10%
RU Student enrollment	14,500	7%
- On-ground Healthcare	6,500	3%
- Online	8,000	11%

($ in millions except EPS)
APEI Consolidated revenue	$161.0 – $163.0	4% to 6%
APEI Net loss/income available to common stockholders	$1.7 – $3.1	n.a.
APEI Adjusted EBITDA	$13.5 – $15.5	(21%) to (9%)
APEI Diluted EPS	$0.09 – $0.17	n.a.

Full Year 2025 Guidance
	(Approximate)	(% Yr/Yr Change)
($ in millions)
APEI Consolidated Revenue	$650 – $660	4% to 6%
APEI Net income available to common stockholders	$19 – $26	89% to 159%
APEI Adjusted EBITDA	$75 – $85	4% to 18%
APEI Capital Expenditure (CapEx)	$18 – $22	(14%) to 4%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI's operating profit and cash generation capabilities.

For the three months ended December 31, 2024 and 2023, adjusted EBITDA excludes impairment of goodwill and intangible assets, severance costs, loss on leases, stock compensation, loss on disposals of long-lived assets, and transition services costs.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions “GAAP Net Income to Adjusted EBITDA,” and “GAAP Outlook Net Income to Outlook Adjusted EBITDA”) and not to rely on any single financial measure to evaluate its business.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System, Rasmussen University, Hondros College of Nursing, and Graduate School USA, provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 88,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 125-year-old nursing and health sciences-focused institution that serves approximately 14,600 students across its 20 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 3,700 total students.

Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen University are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). Graduate School USA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance data, as reported by Military Times, and Veterans Administration student enrollment data as of 2023.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," "should," "will," "would," and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding the Company's future path, expected growth, registration, enrollments, revenues, net income, Adjusted EBITDA and EBITDA, capital expenditures, the growth and profitability of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI's failure to comply with regulatory and accrediting agency requirements, including the "90/10 Rule", and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; changes in the postsecondary education regulatory environment as a result of U.S. federal elections, including any changes by or as a result of actions of the current administration to the operations of the Department of Education or changes to or the elimination or implementation of laws, regulations, standards, policies, and practices; potential or actual government shutdowns; the impact, timing, and projected benefits of the planned combination of APUS, RU, and HCN into one consolidated institution; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; changing market demands; declines in enrollments at APEI's subsidiaries;; APEI's inability to effectively market its institutions' programs; APEI's inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI's ability to receive funds under Title IV or tuition assistance programs or the reduction, elimination, or suspension of federal funds; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI's loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; APEI's indebtedness and preferred stock, including the refinancing or redemption thereof; APEI's dependence on and the need to continue to invest in its technology infrastructure, including with respect to third-party vendors; the inability to recognize the anticipated benefits of APEI's cost savings and revenue generating efforts; APEI's ability to manage and limit its exposure to bad debt; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2024, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Company Contact
Frank Tutalo
Director, Public Relations
American Public Education, Inc.
ftutalo@apei.com
571-358-3042

Investor Relations
Brian M. Prenoveau, CFA

MZ North America

Direct: 561-489-5315
APEI@mzgroup.us

American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	December 31,
	2024	2023
	(unaudited)
Revenue	$164,110	$152,804
Costs and expenses:
Instructional costs and services	71,661	70,747
Selling and promotional	29,057	26,750
General and administrative	36,228	31,332
Depreciation and amortization	3,863	5,081
Loss on assets held for sale	1,618	2,425
Loss on disposals of long-lived assets	148	537
Total costs and expenses	142,575	136,872

Income from operations before interest and income taxes	21,535	15,932
Interest expense, net	(585)	(791)
Income before income taxes	20,950	15,141
Income tax expense	7,986	2,124
Equity investment loss	-	(3)
Net income	$12,964	$13,014
Preferred stock dividends	1,459	1,539
Net income available to common stockholders	$11,505	$11,475

Income per common share:
Basic	$0.65	$0.65
Diluted	$0.63	$0.64

Weighted average number of common shares:
Basic	17,686	17,762
Diluted	18,366	17,896

	Three Months Ended
Segment Information:	December 31,
	2024	2023
Revenue:
APUS Segment	$82,364	$79,362
RU Segment	$57,489	$52,575
HCN Segment	$18,941	$15,789
Corporate and other[1]	$5,316	$5,078
Income (loss) from operations before interest and income taxes:
APUS Segment	$27,279	$26,463
RU Segment	$3,603	$(2,867)
HCN Segment	$697	$783
Corporate and other	$(10,044)	$(8,447)

	Twelve Months Ended
	December 31,
	2024	2023
	(unaudited)
Revenue	$624,559	$600,545
Costs and expenses:
Instructional costs and services	295,703	292,862
Selling and promotional	128,810	132,955
General and administrative	141,961	128,239
Depreciation and amortization	19,303	27,816
Impairment of goodwill and intangible assets	-	64,000
Loss on assets held for sale	1,618	2,425
Loss on leases	3,715	-
Loss on disposals of long-lived assets	383	554
Total costs and expenses	591,493	648,851

Income (loss) from operations before interest and income taxes	33,066	(48,306)
Interest expense, net	(2,127)	(4,459)
Income (loss) before income taxes	30,939	(52,765)
Income tax expense (benefit)	10,419	(10,715)
Equity investment loss	(4,407)	(5,236)
Net income (loss)	$16,113	$(47,286)
Preferred stock dividends	6,056	6,008
Net income (loss) available to common stockholders	$10,057	$(53,294)

Income (loss) per common share:
Basic	$0.57	$(2.94)
Diluted	$0.55	$(2.93)

Weighted average number of common shares:
Basic	17,625	18,112
Diluted	18,149	18,193

	Twelve Months Ended
Segment Information:	December 31,
	2024	2023
Revenue:
APUS Segment	$317,049	$303,303
RU Segment	$216,262	$214,086
HCN Segment	$67,290	$56,936
Corporate and other[1]	$23,958	$26,220

Income (loss) from operations before interest and income taxes:
APUS Segment	$89,422	$84,426
RU Segment	$(21,798)	$(103,575)
HCN Segment	$(1,122)	$(1,396)
Corporate and other	$(33,436)	$(27,761)

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and twelve months ended December 31, 2024 and 2023:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Net income (loss) available to common stockholders	$11,505	$11,475	$10,057	$(53,294)
Preferred dividends	1,459	1,539	6,056	6,008
Net income (loss)	$12,964	$13,014	$16,113	$(47,286)
Income tax expense (benefit)	7,986	2,124	10,419	(10,715)
Interest expense, net	585	791	2,127	4,459
Equity investment loss	-	3	4,407	5,236
Depreciation and amortization	3,863	5,081	19,303	27,816
EBITDA	25,398	21,013	52,369	(20,490)

Impairment of goodwill and intangible assets	-	-	-	64,000
Severance costs	-	-	530	2,959
Loss on assets held for sale	1,618	2,425	1,618	2,425
Loss on leases	-	-	3,715	-
Other professional fees	1,404	-	2,217	-
Stock compensation	2,166	1,715	7,668	7,740
Loss on disposals of long-lived assets	148	537	383	554
Transition services costs	659	-	3,798	2,403
Adjusted EBITDA	$31,393	$25,690	$72,298	$59,591

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s outlook GAAP net income to the calculation of outlook adjusted EBITDA for the three and twelve months ending December 31, 2024:

	Three Months Ending		Twelve Months Ending
	March 31, 2025		December 31, 2025
(in thousands, except per share data)	Low	High	Low	High
Net income available to common stockholders	$1,696	$3,096	$18,638	$25,638
Preferred dividends	1,535	1,535	6,085	6,085
Net Income	3,231	4,631	24,723	31,723
Income tax expense	1,385	1,985	10,595	13,595
Interest expense, net	1,366	1,366	8,332	8,332
Loss on minority investment	-	-	-	-
Depreciation and amortization	4,131	4,131	18,124	18,124
EBITDA	10,113	12,113	61,774	71,774
Stock compensation	1,902	1,902	7,349	7,349
Professional Fees	1,465	1,465	5,077	5,077
Other - loss on lease/assets/disposals	20	20	20	20
IT Transition services cost	-	-	781	781
Adjusted EBITDA	$13,500	$15,500	$75,000	$85,000
EPS	$0.09	$0.17	$1.00	$1.38